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SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
THE AES CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14-a6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share
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The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, APRIL 25, 2002

March 27, 2002

        The Annual Meeting of Stockholders of The AES Corporation (the "Company") will be held on Thursday, April 25, 2002, at 9:30 a.m. in the Company's corporate offices at 1001 North 19th Street, Arlington, Virginia. Doors to the meeting will open at 8:30 a.m.

        The meeting will be conducted:

  •
  To elect a board of ten directors;

  •
  To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on March 2, 2002 will be entitled to notice of and to vote at this meeting.

William R. Luraschi Senior Vice President and Secretary

        EACH STOCKHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY. A PREPAID ENVELOPE IS ENCLOSED FOR RETURNING PROXIES. YOU MAY ALSO VOTE BY USING THE TELEPHONE OR INTERNET. (SEE DIRECTIONS ON PROXY CARD.)

PROXY STATEMENT

March 27, 2002

The accompanying proxy is solicited by the Board of Directors of The AES Corporation (the "Company" or "AES") for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, April 25, 2002 at 9:30 a.m. at the Company's corporate offices at 1001 North 19th Street, Arlington, Virginia 22209, or at any adjournment of such meeting. This Proxy Statement and accompanying proxy are first being sent or given to stockholders on or about March 27, 2002.

If the proxy is properly executed, the shares it represents will be voted at the meeting in accordance with the instructions noted thereon. If no instructions are specified, the shares will be voted for the election of directors and in accordance with the Board of Directors' recommendations as set forth herein. Any stockholder executing a proxy has the power to revoke it at any time before it is voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting of Stockholders and voting in person. Proxies marked as abstentions, or to withhold a vote from a nominee as a director in the case of the election of directors, will have the effect of a negative vote. Broker non-votes (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise his discretionary authority with respect thereto) will be considered as present at the meeting but not entitled to vote with respect to the particular matter and will therefore have no effect.

The only securities of the Company entitled to be voted are shares of Common Stock, and only holders of record of Common Stock at the close of business on March 2, 2002 are entitled to notice of and to vote at the meeting. Holders of Common Stock are entitled to one vote per share. There were 534,019,090 shares of Common Stock outstanding at the close of business on March 2, 2002. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 is being delivered concurrently with this Proxy Statement.

Proposal 1
ELECTION OF DIRECTORS

The Board of Directors is comprised of ten members. Only two Directors are also employees of the Company. In 2001, the Board of Directors met 15 times, including 8 telephonic meetings; Mr. McArthur attended 62% of these meetings. Directors are elected to hold office until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified. Directors shall be elected by a majority of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders, at which a quorum is present.

Roger W. Sant co-founded AES with Dennis Bakke in 1981. He has been Chairman of the Board and a director of AES since its inception and he held the office of President through 1986 and Chief Executive Officer through December 31, 1993. He currently is Chairman of the Board of The Summit Foundation, a Trustee of the World Wide Fund for Nature, and serves on the Board of Directors of Marriott

International, Inc., Resources for the Future, and the National Symphony Orchestra. He was Assistant Administrator for Energy Conservation and the Environment of the Federal Energy Administration ("FEA") from 1974 to 1976 and the Director of the Energy Productivity Center, an energy research organization affiliated with The Mellon Institute at Carnegie-Mellon University, from 1977 to 1981.

Dennis W. Bakke co-founded AES with Roger Sant in 1981 and has been a director of AES since 1986. He has been President of AES since 1987 and Chief Executive Officer since January 1, 1994. From 1987 to 1993, he served as Chief Operating Officer of AES; from 1982 to 1986, he served as Executive Vice President of AES; and from 1985 to 1986, he also served as Treasurer of AES. He served with Mr. Sant as Deputy Assistant Administrator of the FEA from 1974 to 1976 and as Deputy Director of the Energy Productivity Center from 1978 to 1981. He is a trustee of the Rivendell School and a member of the Board of Directors of MacroSonix Corporation.

Alice F. Emerson has been a director of AES since 1993. She is a Senior Advisor at The Andrew W. Mellon Foundation, was President of Wheaton College in Massachusetts from 1975 to 1991, and prior to that served as Dean of Students at the University of Pennsylvania. She is a member of the Boards of Directors of the World Resources Institute, the FleetBoston Financial Corporation, Eastman Kodak Company, Salzburg Seminar, and the MGH Institute of Health Professions.

Robert F. Hemphill, Jr. has been a director of AES since June 1996. He served as Executive Vice President of AES from 1982 to June 1996. He currently is the Managing Director of Toucan Capital Corporation (a venture capital firm). He also serves on the Boards of the National Museum of American History, and is a member of the Advisory Board of Mednav, a medical network company, ServiceWare Inc., Trophogen Inc., and Optiglobe, a data center company.

Frank Jungers was an advisor to the Board of AES from 1982 to 1983 and has been a director of AES since 1983. He has been consultant to various companies since prior to 1994. Mr. Jungers is the retired Chairman of the Board and Chief Executive Officer of the Arabian American Oil Company. He currently serves on the Boards of Directors of Thermo Electron Corporation, Esco Corporation, and Statia Terminals. He is also Chairman of the Advisory Board of Common Sense Partners, L.P. He is also Trustee of the Board of Trustees, The American University in Cairo and serves as a Trustee to the High Desert Museum, and Oregon Health Sciences University Foundation.

Philip Lader has been a director of AES since April 2001. The former U.S. Ambassador to the Court of St. James, he is Chairman of WPP Group plc, the global advertising and communications services company which includes J. Walter Thompson, Young & Rubicam, and Ogilvy & Mather. A lawyer and founder of Renaissance Weekend, he is also a Senior Advisor to Morgan Stanley International, a director of RAND Corporation, and a trustee of the British Museum. Formerly, White House Deputy Chief of Staff and Administrator of the U.S. Small Business Administration, he also was President of Sea Pines Company and Executive Vice President of the United States holdings of the late Sir James Goldsmith.

John H. McArthur has been a director of AES since January 1997. He is the retired Dean of the Harvard Business School, and has been a private business consultant and active investor in various companies since prior to 1994. He serves as Senior Advisor to the President of the World Bank Group. He is also a member of the Boards of Directors of Ardais Corporation, BCE Inc., BCE Emergis Inc., Cabot Corporation, HCA Inc., GlaxoSmithKline, plc, Rohm & Haas Corporation, Reuters Founders Share Company, plc, and KOG Holdings, A.S. He also serves in various capacities with non-profit health, government, and education organizations in the U.S., Canada, Europe, and Asia.

Hazel R. O'Leary has been a director of AES since April 1997. Mrs. O'Leary previously served on AES's Board of Directors from September 1988 to June 1989. Mrs. O'Leary was the seventh Secretary of the United States Department of Energy from 1993 to 1997. She served as President and COO of Blaylock & Partners, L.P., an investment banking firm in New York City from January 31, 2000 until January 26, 2002. Prior to serving as U.S. Secretary of Energy, she served as President of the natural gas subsidiary of Northern States Power Company (now Xcel), and before that as Executive Vice President of Northern States Power Company (now Xcel). She also serves on the Board of the UAL Corporation, the parent company of United Airlines, Scottish Annuity & Life and Alchemix Corporation. In addition, Mrs. O'Leary serves on the non-profit Boards of Morehouse College, the World Wildlife Fund, and the Arms Control Association.

Thomas I. Unterberg has been a director of AES since 1984 and from 1982 to 1983. He has been a Managing Director of C.E. Unterberg, Towbin (an investment banking firm) since 1989, having been a Managing Director of Shearson Lehman Brothers Inc., from 1987 through 1988. He currently serves on the Boards of Directors of Electronics for Imaging, Inc., Systems and Computer Technology Corporation, ECCS, Inc., Centrax Corporation, Inc., Service Ware, Storage Engine and several private companies.

Robert H. Waterman, Jr. was an advisor to the Board of AES from 1983 to 1985 and has been a director of AES since 1985. He is the founder and Chief Executive of The Waterman Group, Inc. a firm that supports his research, writing, venture management, and non-profit consulting activities. He is a co-author of In Search of Excellence, and the author of several other best-selling books on management including: The Renewal Factor,  Adhocracy—The Power to Change, and What America Does Right (Frontiers of Excellence in Europe). Currently he is Chairman of the Board of the Restless Leg Syndrome Foundation and eLeap, Inc., and serves on the Boards of the World Wildlife Fund, the American Leadership Forum, the Center for Excellence in Non Profits, the NINDS Council (National Institute for Neurological Disorders and Stroke—a part of the National Institute of Health), and the President's Council of the National Academy of Science.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth, as of February 2, 2002, the beneficial ownership of the Company's Common Stock by (a) each director and named executive officer, (b) all directors and executive officers as a group and (c) all persons who own more than five percent (5%) of the Company's Common Stock. Unless otherwise indicated, each of the persons and group listed below has sole voting and dispositive power with respect to the shares shown.

Name	Age	Position Held with the Company	Shares of Common Stock Beneficially Owned (1)(2)		% of Class (1)(2)
Shares Beneficially Owned by Directors and Executive Officers
Roger W. Sant	70	Chairman of the Board and Director	28,891,807	(3)	5.42
Dennis W. Bakke	56	President, Chief Executive Officer and Director	32,941,970	(4)	6.18
Alice F. Emerson +@	70	Director	105,151		*
Robert F. Hemphill, Jr. %+	58	Director	2,873,093	(5)	*
Frank Jungers +@	75	Director	1,031,756	(6)	*
Philip Lader +#	56	Director	107,681	(7)	*
John H. McArthur %+#	68	Director	20,984		*
Hazel R. O'Leary +%	64	Director	35,763		*
Thomas I. Unterberg %+	71	Director	2,102,268	(8)	*
Robert H. Waterman, Jr. +@	65	Director	1,141,879	(9)	*
Barry J. Sharp	42	Executive VP, Chief Operating Officer and Chief Financial Officer	814,657	(10)	*
John R. Ruggirello	51	Executive VP and Chief Operating Officer	490,271	(11)	*
Paul T. Hanrahan	44	Executive VP and Chief Operating Officer	584,569	(12)	*
Mark S. Fitzpatrick	51	Executive Vice President	688,115	(13)	*
All directors and executive officers as a group (34 persons)			85,543,511	(14)	16.04
Shares Beneficially Owned by Others:
FMR Corporation	Address:	82 Devonshire Street Boston, MA 02109	31,393,708	(15)	5.89
Legg Mason Inc.	Address:	100 Light Street Baltimore, MD 21202	34,912,104	(16)	6.55
AXA Financial Inc.	Address:	1290 Avenue of the Americas New York, NY 10104	45,962,783	(17)	8.62
Capital Group International	Address:	11100 Santa Monica Boulevard Los Angeles, CA 90025	30,122,720	(18)	5.65

%    Member of the Financial Audit Committee.

+    Member of the Environmental, Safety and Social Responsibility Committee.

@    Member of the Compensation Committee.

#    Member of the Nominating and Governance Committee.

*      Shares held represent less than 1% of the total number of outstanding shares of Common Stock of the Company.

(1)
Shares beneficially owned and deemed to be outstanding include Common Stock of the Company issued or issuable, on or before April 3, 2002, (a) upon exercise of outstanding options, (b) upon exercise of warrants, (c) under the Deferred Compensation Plan for Executive Officers, (d) under the Deferred Compensation Plan for Directors, (e) under The AES Corporation Profit Sharing and Stock Ownership Plan and the Employee Stock Ownership Plan, and (f) under the Supplemental Retirement Plan.

(2)
Includes (a) the following shares issuable upon exercise of options: Mr. Sant – 1,035,876 shares; Mr. Bakke – 1,690,610 shares; Mr. Sharp – 417,250 shares; Mr. Ruggirello – 352,807 shares; Mr. Hanrahan – 531,071 shares; Mr. Fitzpatrick – 180,255 shares; Ms. Emerson – 66,194 shares; Mr. Hemphill – 2,797 shares; Mr. Jungers – 54,462 shares; Mr. McArthur – 14,742 shares; Ms. O'Leary – 29,742 shares; Mr. Unterberg – 54,462 shares; Mr. Waterman – 54,462 shares; all directors and executive officers as a group – 7,474,435 shares; (b) the following units issuable under the Deferred Compensation Plan for Executive Officers: Mr. Sant – 59,286 shares; all executive officers as a group – 59,286 shares; (c) the following units issuable under the Deferred Compensation Plan for Directors: Ms. Emerson – 14,373; Mr. Jungers – 164,722; Mr. McArthur – 6,242; Ms. O'Leary – 6,019; Mr. Unterberg – 239,378; Mr. Waterman – 237,122; all directors as a group 669,117; (d) the following shares held in The AES Corporation Profit Sharing and Stock Ownership Plan and the Employee Stock Ownership Plan: Mr. Sant – 585,649 shares; Mr. Bakke – 561,294 shares; Mr. Hemphill – 396,988 shares; Mr. Sharp – 93,921 shares; Mr. Ruggirello – 66,589 shares; Mr. Hanrahan – 25,750 shares; Mr. Fitzpaatrick – 177,036 shares; all directors and executive officers as a group – 3,000,314 shares; and (e) the following units issuable under the Supplemental Retirement Plan: Mr. Sant – 8,684; Mr. Bakke – 12,912; Mr. Hemphill – 2,596; Mr. Sharp – 3,434; Mr. Ruggirello – 2,089; Mr. Hanrahan – 9,872; Mr. Fitzpatrick – 3,220; all directors and executive officers as a group – 64,462 units.

(3)
Includes 259,484 shares held in an IRA for the benefit of Mrs. Sant, 399,740 shares in an IRA for the benefit of Mr. Sant, and 26,542,167 shares in trusts for the benefit of Mr. and Mrs. Sant. Mr. and Mrs. Sant can be reached c/o The AES Corporation, 1001 N. 19th Street, Arlington, Virginia 22209.

(4)
Includes 16,988,782 shares held jointly by Mr. Bakke and his wife, 126,742 shares held by his children, 1,754,282 shares held by his wife, and 89,682 shares held by the Mustard Seed Foundation, of which Mr. Bakke disclaims beneficial ownership. Mr. and Mrs. Bakke can be reached c/o The AES Corporation, 1001 N. 19th Street, Arlington, Virginia 22209.

(5)
Includes 21,304 shares held in an IRA for the benefit of Mr. Hemphill.

(6)
Includes 106,206 shares held by Mr. Jungers's wife.

(7)
Includes 7,086 shares held joints by Mr. Lader and his wife, 25 shares held by his wife, 89,380 shares held in a family trust, and 4,000 shares held in an IRA for the benefit of Mr. Lader.

(8)
Includes 15,304 shares held by Mr. Unterberg's wife, of which Mr. Unterberg disclaims beneficial ownership.

(9)
Includes 9,480 and 184 shares, held in IRAs for Mr. Waterman and his wife, respectively, and 840,617 shares held in a family trust.

(10)
Includes 300,052 shares held jointly by Mr. Sharp and his wife.

(11)
Includes 68,786 shares held by Mr. Ruggirello's wife.

(12)
Includes 110 shares held by Mr. Hanrahan's wife.

(13)
Includes 8,000 shares held jointly by Mr. Fitzpatrick and his wife, 5,024 shares held in an IRA for the benefit of his wife, and 7,952 shares held in an IRA for the benefit of Mr. Fitzpatrick.

(14)
Includes 5,634,344 shares held jointly by another executive officer and his wife, 476,804 shares held in trust for his children, and 1,148,400 shares held in a family trust. Includes 1,572,621 shares held jointly by another executive officer and his wife. Includes 6,760 shares held jointly by another executive officer and her husband, and 488 shares held in trust for their children. Includes 12,670 shares held in trusts for his children by another executive officer. Includes 20,800 shares held jointly by another executive officer and his wife. Includes 15,000 shares held jointly by another executive officer and his wife. Includes 880 shares held by another executive officer's children. Includes 232 shares held by another executive officer's wife.

(15)
Of this aggregate number, FMR Corporation reported on SEC Schedule-13G filed with the Securities and Exchange Commission dated February 13, 2001, that it had (a) sole voting power on 8,040,874 shares, (b) shared voting power on no shares, (c) sole dispositive power on 31,393,708 shares and (d) shared dispositive power on no shares.

(16)
Of this aggregate number, Legg Mason Inc. reported on SEC Schedule-13G filed with the Securities and Exchange Commission dated February 11, 2002, that it had (a) sole voting power on no shares, (b) shared voting power on 34,912,104 shares, (c) sole dispositive power on no shares, and (d) shared dispositive power on 34,912,104 shares.

(17)
Of this aggregate number, AXA Financial Inc. reported on SEC Schedule-13G with the Securities and Exchange Commission dated February 11, 2002, that it had (a) sole voting power on 15,017,665 shares, (b) shared voting power on 11,903,448 shares, (c) sole dispositive power on 45,962,783 shares, and (d) shared dispositive power on 700 shares.

(18)
Of this aggregate number, Capital Group International reported on SEC Schedule-13G filed with the Securities and Exchange Commission dated February 11, 2002, that it had (a) sole voting power on 24,659,290 shares, (b) shared voting power on no shares, (c) sole dispositive power on 30,122,720 shares, and (d) shared dispositive power on no shares.

Compensation of Directors

Directors who are also officers of AES are not paid any fees or additional compensation for service as members of AES's Board of Directors or any committee thereof. Each director who is not employed by AES received $30,000 as annual cash compensation for service on the Board of Directors for 2001, and $2,000 for each board meeting attended in person and $750 for each meeting in which he or she participated by telephone conference. In addition, each Director is paid $2000 per day for each of the Company's quarterly business meetings he/she attends. The directors may elect to defer this compensation pursuant to the Deferred Compensation Plan for Directors in the form of stock units. All directors are reimbursed for travel and other related expenses incurred in attending Board and committee meetings. Directors who are not employed by AES are not eligible to participate in AES's employee benefit plans but participate in The AES Corporation Stock Option Plan for Outside Directors that was adopted in 2001. Under the terms of the plan, the Company issues options to purchase shares of the Company's Common Stock at a price equal to the quoted market price on the date the option is granted. Directors eligible to participate in the plan receive options annually to purchase Common Stock valued on the grant date at $40,000. These options become eligible for exercise in installments of 50% at the end of each of the first two years. Directors may elect to take their annual compensation consisting of the $30,000 annual fee, the $40,000 annual stock option grant, plus four regular meeting fees aggregating $8,000 in the form of a stock option award. For each Director so electing, they will receive stock options equal to 1.15 times the cash value, and such stock option grants shall vest within one year of grant.

Committees of the Board

The Board has four standing committees: the Financial Audit Committee ("Audit Committee"), the Environmental, Safety and Social Responsibility Committee, the Nominating and Governance Committee, and the Compensation Committee.

The Audit Committee of the Board of Directors is responsible for the review and oversight of the Company's performance with respect to its financial responsibilities and the integrity of the Company's accounting and reporting practices. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent auditors. The Audit Committee is composed of four non-employee directors and operates under a written charter adopted and approved by the Board of Directors. Each Audit Committee member is independent as defined by NYSE listing standards.

The Environmental, Safety and Social Responsibility Committee monitors the environmental and safety compliance, respectively, of the Company and its subsidiaries and reviews and approves the scope of the Company's internal environmental and safety compliance audit programs to consider the adequacy and appropriateness of the programs being planned and performed, as well as periodically reviews the Company's commitment to, and implementation of, its principle to act in a socially responsible way. The Environmental, Safety and Social Responsibility Committee met once in 2001.

The Nominating and Governance Committee provides recommendations for potential nomination for election of new members of the Board of Directors, and also considers governance issues relating to the Board of Directors. The Nominating and Governance Committee considers potential nominations provided by stockholders and submits suggested nominations, when appropriate, to the Board of Directors for approval. The Nominating and Governance Committee met once in 2001. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees for election to the Company's Board of Directors can do so by writing to the Secretary of the Company at 1001 North 19th Street, Arlington, Virginia 22209, giving each such person's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the person recommended of his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The Company's By-Laws also contain a procedure for stockholder nomination of directors. (See "Submission of Stockholder Proposals and Nominations" below.)

The Compensation Committee establishes rates of salary, bonuses, profit sharing contributions, grants of stock options, retirement and other compensation for all directors and officers of AES and for such other people as the Board may designate. All of the members of this committee are "disinterested persons" under the provisions of Rule 16b-3 adopted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee's primary responsibility is to formulate and maintain the compensation program of the Company in order to develop, retain (and attract, when necessary) people important to the Company's performance. This committee specifically acts to evaluate the performance and set the total compensation for the executive officers of the Company, including the CEO, in accordance with the guidelines discussed below. This committee has delegated to the CEO the power to set compensation for the non-executive officers. The Compensation Committee met one time in 2001.

Audit Committee Report

The Company, not the Audit Committee nor the independent auditor, is responsible for the preparation of its financial statements and its operating results and for the appropriate safekeeping of the Company's assets. The independent auditor's responsibility is to attest to the fair presentation of the financial statements. The independent auditor is accountable to the Board and the Audit Committee, and the Board and Audit Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor. The role of the Audit Committee is to be satisfied that both the Company and the independent auditor discharge their respective responsibilities effectively.

The Audit Committee held five meetings during fiscal 2001. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, the Company, and the Company's independent auditors, Deloitte & Touche LLP. The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits, and met with the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2001 with management and Deloitte & Touche.

The Audit Committee also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company's independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the Audit Committee their independence from the Company. When considering Deloitte & Touche's independence, the Audit Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to Deloitte & Touche for audit and non-audit services. (Please see Principal Accounting Firm Fees chart located in the section of the Proxy marked, "General".)

Based on its review and these meetings, discussions and reports, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K. The Audit Committee also recommended the selection of the Company's independent auditors, and, based on such recommendation, the Board has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ended December 31, 2002.

John H. McArthur, Chairman
Robert F. Hemphill, Jr.
Thomas I. Unterberg
Hazel R. O'Leary

Compensation Committee Report on
Executive Compensation

The Compensation Committee's (the "Committee") guidelines for compensation of executive officers are designed to provide fair and competitive levels of total compensation while integrating pay with performance. Executive officers, including the CEO, are evaluated annually on the basis of both individual responsibilities and contributions, as well as Company-wide results in two related areas: (i) corporate culture (or principles) and (ii) business or functional area performance.

There are three elements in the Company's executive officer compensation, which is consistent with how most people who work for the Company are compensated. These elements are base salary, annual incentive compensation, and stock option program. Beginning in 1999, Mr. Bakke's compensation was granted exclusively in stock options. See below for a more complete description. Certain executive officers may be compensated similarly in the future.

Base salary is adjusted annually by the Committee to account for general economic and cost of living changes. Adjustments are also made periodically to recognize significant new or additional responsibilities of individual executive officers. The Committee's guidelines are to provide base salary compensation generally consistent with its interpretation of industry averages for individuals with similar responsibility levels.

Annual incentive compensation is based upon both objective and subjective measures in the areas of corporate culture and business or functional area performance, and generally takes the form of bonuses payable after year-end. With respect to corporate culture, the Company's shared principles of fairness, integrity, fun and social responsibility are integral to its operations and serve as its founding principles. These principles apply equally to the internal activities of the Company as well as its external relationships. Each executive officer's individual contribution to demonstrating and nurturing these shared values is reviewed and considered as a factor in determining annual incentive compensation. Evaluations by the Committee in this area are inherently subjective.

The second area considered in the determination of annual compensation is the individual executive officer's performance with respect to his or her related business responsibilities and/or functional area. Although all aspects of an individual's responsibilities are considered in determining annual compensation, several quantitative measures of annual performance are considered significant, including operating margin improvements, operating reliability, earnings per share contributions, environmental performance, and plant and Company-wide safety. The qualitative factors considered significant include business and project development progress, effective strategic planning and implementation, Company-wide support, understanding of and adherence to the Company's values, and community relations and people development.

Important strategic successes or failures can take several years to translate into objectively measurable results. The Committee does not compute annual incentive compensation using a mathematical formula of pre-determined performance goals and objective criteria. As a result, the Committee's ultimate determination of the amount, if any, of annual incentive compensation is made at the end of each year based on a subjective evaluation of several quantitative and qualitative factors, with primary emphasis given this year to those factors listed in the preceding paragraph. There are no targeted, minimum or maximum levels of annual incentive compensation, and such compensation does not necessarily bear any consistent relationship to salary amounts or total compensation.

The Company's stock option program is used to reward people for the corporate responsibilities they undertake, their performance of those duties and to help them to think and act like owners. All executive officers and approximately 28% of the total people in the Company participate in this program. Stock options are usually granted annually at the market price of the Common Stock on the date of grant and provide vesting periods to reward people for continued service to the Company. The Committee's determination of the number of options to be granted to executive officers is based upon the same factors as such officer's annual incentive compensation discussed above with additional consideration given to the number of options previously granted.

Since 1994, the Company has participated in an annual survey conducted by an outside consulting firm that encompasses over 400 public companies. Based in part on the survey results, the Committee established guidelines for suggested ranges of option grants to executive officers as well as the rest of the people in the Company. Based on the survey, the Committee established guideline ranges for eligible participants between the 50th and 90th percentile of similar companies. As with annual incentive compensation, the determination of an individual's grant is subjective and although the Committee has established suggested guidelines, the grants are not formula based.

Total compensation is reviewed to determine whether amounts are competitive with other companies whose operations are similar in type, size and complexity with those of the Company, as well as a broad range of similarly sized companies. Comparisons are made with published amounts, where available, and, from time to time, the Company also participates in various industry-sponsored compensation surveys in addition to the public-company survey described above. The Committee also has, in the past, engaged an independent compensation consultant to specifically review the level and appropriateness of executive officer compensation. Other than as described above, the Company uses the results of surveys, when available, for informational purposes only and does not target individual elements of or total compensation to any specific range of survey results (i.e., high, low or median) other than the Committee's suggested guidelines for stock option grants as discussed in the previous paragraph. Because each individual's compensation is determined, in part, by experience and performance, actual compensation generally varies from industry averages.

Executive officers also participate in the Company's profit sharing plan (or deferred compensation plan for executive officers) on the same terms as all other people in the Company, subject to any legal limitations on amounts that may be contributed or benefits that may be payable under the plan. Matching contributions and annual profit sharing contributions are made with the Common Stock of the Company to further encourage long-term performance. In addition, certain individuals of the Company participate in the Company's supplemental retirement plan, which provides supplemental retirement benefits to "highly compensated employees" (as defined in the Internal Revenue Code) of any amount which would be contributed on such individual's behalf under the profit sharing plan (or the deferred compensation plan for executive officers) but is not so contributed because of the limitations contained in the Internal Revenue Code.

In most cases, the Committee has taken steps to qualify income paid to any officer as a deductible business expense pursuant to regulations issued by the Internal Revenue Service pursuant to Section 162(m) of the Internal Revenue Code with respect to qualifying compensation paid to executive officers in excess of $1 million. Compensation earned pursuant to the exercise of options granted under the Company's former stock option plan (which was discontinued in 1991) is not considered for purposes of the $1 million aggregate limit, and exercises under the 1991 Plan are similarly excluded. The Committee will continue to consider the implications to the Company of qualifying all compensation as a deductible expense under Section 162 (m), but retains the discretion to pay bonuses commensurate with an executive officer's contributions to the success of the Company, irrespective of whether such amounts are entirely deductible.

Mr. Bakke's 2001 Compensation

Mr. Bakke's compensation for 2001 was reviewed and approved by the Committee utilizing the guidelines discussed above. Specifically, the following primarily positive factors considered were:

•
Strong adherence, understanding, and awareness by the people in the Company to its shared principles of integrity, fairness, social responsibility and fun, as indicated by the Company's internal values survey, with particular emphasis made on excellent progress made at the Company's foreign subsidiaries.

•
Significant development of new project and business opportunities, including among others:

•
The acquisition of a 600MW coal-fired facility, Kelvin Power Station, in the Republic of South Africa;

•
The sale related interests in the Argentine hydroelectric facility Hidronequen to Total Austral S.A.;

•
The acquisition of a majority of the energy assets of Thermo Ecoteck Corporation;

•
The successful bid for Ras Laffan, the 750MW and 40 million imperial gallons of water per day natural gas-fired, combined-cycle cogeneration power and water desalination project in the State of Qatar;

•
The acquisition of an oil-fired 140MW cogeneration facility in the town of Ottana in Sardinia, Italy;

•
The acquisition of a majority interest in a 290 MW barge-mounted natural gas-fired electric generating business in Lagos, Nigeria;

•
Numerous project financings and refinancings totaling over $5.6 billion.
•
Successful corporate issuance of approximately $2.15 billion of common equity, $1,400 million aggregate principal amount of senior notes, and $425 million of bank facilities.

•
Continued excellent environmental performance below permitted levels (on average).

The following primarily negative factors considered were:

•
A decline in the price of the Company's common stock of 70% since December 31, 2000.

•
The Company did not meet its budgeted earnings for 2001.

•
Reduction in the Company's expected long-term earnings growth rates.

•
Failure to complete the acquisition of the Mohave coal-fired generation plant.

Mr. Bakke received no cash compensation for 2001, and is compensated solely by the grant of stock options (in lieu of a cash salary and cash bonus). The Committee believes that this method of compensation aligns Mr. Bakke's compensation more closely with the financial interests of the Company's other stockholders.

        Frank Jungers, Chairman

        Alice F. Emerson

        Robert H. Waterman, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

The following table discloses compensation received by the five most highly compensated executive officers for the three years ended December 31, 2001, adjusted through February 2, 2002.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#) (1)	All Other Compensation ($) (2)
Dennis W. Bakke Chief Executive Officer and President	2001 2000 1999	0 0 0	0 0 0	1,551 12,133 18,161	960,646 200,000 98,947	0 0 0
Barry J. Sharp Executive VP and Chief Operating Officer and Chief Financial Officer	2001 2000 1999	260,000 250,000 240,000	0 300,000 350,000	240 240 324	311,443 50,000 37,896	25,400 34,750 30,800
John R. Ruggirello Executive VP and Chief Operating Officer	2001 2000 1999	250,000 235,000 220,000	0 375,000 325,000	9,245 1,504 2,750	334,208 54,571 27,790	24,750 33,175 28,900
Paul T. Hanrahan Executive VP and Chief Operating Officer	2001 2000 1999	240,000 225,000 220,000	0 300,000 225,000	5,690 438 2,157	304,823 48,571 19,790	24,100 32,125 18,900
Mark S. Fitzpatrick Executive Vice President	2001 2000 1999	260,000 250,000 240,000	0 200,000 250,000	1,512 580 46,413	277,376 44,286 23,158	25,400 34,750 30,800

(1)
The number of options shown as compensation as of December 31, 2001 were for services rendered for 2001. Those stock options were awarded by the Compensation Committee of the Board in October 2001.

(2)
This column constitutes Company contributions to The AES Corporation Profit Sharing and Stock Ownership Plan and the Employee Stock Ownership Plan of the Company, and allocations to the Company's Supplemental Retirement Plan. Specifically for 2001, (a) amounts contributed to The AES Profit Sharing and Stock Ownership Plan and Employee Stock Ownership Plan: Mr. Bakke – $0; Mr. Sharp – $19,550; Mr. Ruggirello – $19,550; Mr. Hanrahan – $19,550; Mr. Fitzpatrick – $19,550; and (b) amounts allocated to the Supplemental Retirement Plan: Mr. Bakke – $0; Mr. Sharp – $5,850; Mr. Ruggirello – $5,200; Mr. Hanrahan – $4,550; Mr. Fitzpatrick – $5,850.

Option Grants in Last Fiscal Year

The following table provides information on options granted for 2001 to the named executive officers.

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to all AES People for Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Fair Value ($) (2)
Dennis W. Bakke Chief Executive Officer and President	960,464	4.72%	13.19	10/25/11	9,520,000
Barry J. Sharp Executive VP and Chief Operating Officer and Chief Financial Officer	311,443	1.53%	13.19	10/25/11	3,086,400
John R. Ruggirello Executive VP and Chief Operating Officer	334,208	1.64%	13.19	10/25/11	3,312,000
Paul T. Hanrahan Executive VP and Chief Operating Officer	304,823	1.50%	13.19	10/25/11	3,020,800
Mark S. Fitzpatrick Executive Vice President	277,376	1.36%	13.19	10/25/11	2,748,800

(1)
All options are for shares of Common Stock of the Company. Options granted for services performed in 2001 were granted at the quoted market price of the Company's Common Stock on the date of grant, and vest at the rate of 100% on October 25, 2002.

(2)
The Black-Scholes stock option pricing model was used to value the stock options on the grant date (October 25, 2001). The Company's assumptions under this model include an expected volatility of 70.36%, a 4.58% risk free rate of return, no dividends, and a vesting adjustment of 5%. The options have 10 year terms and one year vesting. No adjustments were made for non-transferability or risk of forfeiture.

The use of such amounts and assumptions are not intended to forecast any possible future appreciation of the Company's stock price or dividend policy.

Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year-End Option Value

The following table provides information on option exercises in 2001 by the named executive officers and the value of such officers' unexercised options at December 31, 2001.

Name	Number of Shares Acquired on Exercise	Dollar Value Realized (1)	Number of Securities Underlying Unexercised Options at Dec. 31, 2001 Exercisable/ Unexercisable	Dollar Value of Unexercised In-the-Money Options at Dec. 31, 2001 Exercisable/ Unexercisable (2)
Dennis W. Bakke Chief Executive Officer and President	64,176	2,484,413	1,491,662/ 1,259,594	9,329,255/ 3,112,493
Barry J. Sharp Executive VP and Chief Operating Officer and Chief Financial Officer	29,472	284,184	373,302/ 380,391	3,113,852/ 1,009,075
John R. Ruggirello Executive VP and Chief Operating Officer	0	0	311,627/ 402,674	2,531,322/ 1,082,834
Paul T. Hanrahan Executive VP and Chief Operating Officer	20,000	654,650	496,891/ 363,289	2,715,555/ 987,627
Mark S. Fitzpatrick Executive Vice President	0	0	190,533/ 333,241	1,029,979/ 898,698

(1)
The amounts in this column have been calculated based upon the difference between the quoted market price of the securities underlying each stock option on the date of exercise and its exercise price.

(2)
The amounts in this column have been calculated based on the difference between the quoted market price of the Company's Common Stock on December 31, 2001 of $16.35 per share for each security underlying such stock option and the per share exercise price.

Related Party Transactions

On October 2, 2001, Mr. Sharp received a personal loan from the Company for $1.5 million. The loan bears interest at the rate of 8%, matures one year from the date of execution and is secured by a mortgage on certain real estate. On October 2, 2001, another executive officer, Thomas Tribone, also received a personal loan from the Company for $1.5 million. The loan bears interest at the rate of 8%, matures one year from the date of execution and is secured by a mortgage on certain real estate. The Company provided these loans to these executive officers to prevent them from being forced to immediately sell shares of AES common stock that they had pledged as collateral for outstanding margin loans that had come due as a result of the recent declines in the Company's stock price.

THE AES CORPORATION STOCK PRICE PERFORMANCE

Peer Group Index*

The 2001 Peer Group consists of the following publicly traded companies in the global power generation industry: Edison International, CMS Energy Corporation, and International Power, PLC.

The 2001 Peer Group Index reflects the weighted average total return for the entire Peer Group calculated for the period in which the Company's equity securities were registered with the Securities and Exchange Commission pursuant to the Exchange Act, from a base of 100. In compliance with Securities and Exchange Commission regulations, the returns of each company in the 2001 Peer Group Index have been weighted according to their market capitalization as of the beginning of the period.

The Report of the Compensation Committee on Executive Compensation and The AES Corporation Stock Price Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act.

*
Excludes The AES Corporation

Section 16 (a) Beneficial Ownership Reporting Compliance

Based solely on the Company's review of reports filed under Section 16(a) of the Securities Exchange Act of 1934 and certain representations, the Company believes that in 2001 there were no reports that were not reported on a timely basis and no known failure to file a required form except that Mr. Lader did not timely report on Form 4 the purchase of 1,000 shares, Mrs. O'Leary did not timely report the selling of 698 shares on Form 4, and Mr. Bulger did not timely report the sale of 598 shares in the Company's 401(k) plan on Form 4.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Any stockholder entitled to vote in the election of directors and who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the stockholders at the Year 2003 Annual Meeting. Any such proposal should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid to the Secretary, The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209 and must be received no later than November 20, 2002 in compliance with new regulations promulgated by the Commission. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The chairperson of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedure.

AES's By-Laws contain a procedure for stockholder nomination of directors. The By-Laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders meeting only if written notice is given to the Secretary of AES of the intent to make such nomination. The notice must be given, with respect to an annual meeting, not later than 90 days in advance of such annual meeting and with respect to a special meeting, not later than the close of business on the seventh day following the earlier of (a) the date on which notice of such special meeting is first given to stockholders and (b) the date on which a public announcement of such meeting is first made. Each notice must include (i) the name and address of each stockholder who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder; (iii) such other information regarding each nominee proposed by such stockholder as would have been included in a proxy statement filed pursuant to Rule 14a-8 under the Exchange Act; and (iv) the consent of each nominee to serve if elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure. The procedure for stockholder nomination of directors described above may have the effect of precluding a nomination for election of directors at a particular meeting if the required procedure is not followed.

GENERAL

Deloitte & Touche LLP has been engaged as the Company's independent auditors for 2002. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

On November 15, 2000, the Securities and Exchange Commission adopted new auditor independence rules, including new requirements for disclosing audit and non-audit fees in proxy statements. The following chart outlines fees billed during the year ended December 31, 2001 by Deloitte and Touche LLP:

Principal Accounting Firm Fees

Aggregate fees billed to the Company during 2001 for the fiscal year ending December 31, 2001 by the Company's principal accounting firm, Deloitte & Touche LLP:

Audit Fees:	$6,015,886	(a)
Financial Information Systems Design And Implementation Fees	$0
All Other Fees:
Audit Related Fees	$1,027,995	(b)(d)
Other Fees	$6,785,275	(c)(d)

Total All Other Fees:	$7,813,270
(a)
Includes statutory audit fees related to the Company's wholly-owned foreign subsidiaries and fees related to stand alone audits of U.S. subsidiaries for debt covenant purposes;

(b)
Includes fees for consents and comfort letters related to SEC registration statements, agreed-upon procedures, consultation on accounting standards or transactions, assistance in implementation of new accounting standards, due diligence reviews and the audits of the Company's employee benefit plans.

(c)
Other fees include fees for corporate and subsidiary tax return preparation services, corporate tax consultation, expatriate tax return preparation services and consultations (total:$6,149,291). Other Non-audit Related Fees include $309,984 of fees for services provided by Deloitte Consulting. Deloitte & Touche has recently announced its intent to separate Deloitte Consulting from the firm.

(d)
The Audit Committee of The AES Corporation has considered whether the provision of these services is compatible with maintaining Deloitte and Touche LLP's independence, and concluded that these services are compatible.

SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, or other means of communication. The Company has retained the services of EquiServe and Corporate Investor Communications, Inc. to assist in the solicitation of proxies from stockholders for a fee, including its expenses, estimated at $6,000. In addition, solicitation can be made by directors, officers, and regular employees of the Company. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the National Association of Securities Dealers, Inc., for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.

FORM 10-K ANNUAL REPORT

Any Stockholder who desires a copy of the Company's 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission may obtain a copy (excluding exhibits) without charge by addressing a request to the Secretary, The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also visit the Company's web site at http://www.aesc.com

By Order of the Board Of Directors,

William R. Luraschi
Senior Vice President and Secretary

PROXY
The AES Corporation

Proxy Solicited on Behalf of the Board of Directors of
The AES Corporation for Annual Meeting on April 25, 2002.

        THE UNDERSIGNED hereby appoints Roger W. Sant or Dennis W. Bakke, or either of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of The AES Corporation ("AES") to be held at 9:30 a.m. EST on Thursday, April 25, 2002 at 1001 N. 19th St., Arlington, VA 22209, or at any adjournment thereof, and to vote at such meeting the shares of common stock of AES the undersigned held of record on the books of AES on the record date for the meeting for the election for the nominees listed below, on Proposal 1 referred to on the reverse side and described in the Proxy Statement, and on any other business before the meeting, with all powers the undersigned would possess if personally present.

(change of address/comments)
ELECTION OF DIRECTORS, NOMINEES:
Roger W. Sant	Dennis W. Bakke
Alice F. Emerson	John H. McArthur
Robert F. Hemphill, Jr.	Hazel R. O'Leary
Francis Jungers	Thomas I. Unterberg.
Philip Lader	Robert H. Waterman, Jr.	(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your share unless you sign and return this card, or vote by telephone or the internet.

/x/	Please mark your votes as in this example.	[6811]
This proxy when properly executed will be voted in the manner herein. If no direction is made, this proxy will be voted FOR Proposal 1.

The Board of Directors recommends a vote FOR Company Proposal 1.

1. Election of Directors (see reverse) For / / Withheld / /
For, except vote withheld from the following nominee(s):

Change of Address/
Comments on Reverse Side / /

All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.
Please sign exactly as name appears herein, Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signatures(s) Date

TELEPHONE AND INTERNET VOTING INSTRUCTIONS

You may use the telephone or the internet, 24 hours a day, 7 days a week, to vote. However, to ensure that your vote will be counted, please cast your internet or telephone vote before midnight on April 24. To access the telephone or internet voting instruction system, you must use the control number printed in the box above.

1.
To vote over the telephone: Using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683).

2.
To vote over the internet: Log on to the internet and go to the web site http://www.eproxyvote.com/aes

3.
If you would like to receive The AES Corporation annual meeting materials online in the future, please access the Consent Site from the web address above, or go to the Consent Site directly at http://www.econsent.com/aes

Using the telephone or internet voting instruction system has the same effect as giving voting instructions by marking, signing, dating and returning your paper Proxy Card. If you use the telephone or Internet voting instruction system, there is no need for you to mail back your Proxy.

QuickLinks

SUMMARY COMPENSATION TABLE
THE AES CORPORATION STOCK PRICE PERFORMANCE